Exhibit B-61

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                SEI NEWCO 1, INC.


         SEI NEWCO 1, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies:

         FIRST: That the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the heading and Article I of the Certificate of Incorporation of the Corporation:

                  RESOLVED, That the name of the Corporation be changed from SEI NEWCO 1, INC. to SOUTHERN ENERGY INTERNATIONAL, INC., and, to effect such change, the heading and Article I of the Articles of Incorporation of the Corporation be amended, insofar as they refer to the name of the Corporation, to read SOUTHERN ENERGY INTERNATIONAL, INC. in lieu of SEI NEWCO 1, INC.

         SECOND: That the sole shareholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute this Certificate as of this 8th day of October, 1996.


                                                     SEI NEWCO 1, INC.


                                                     By:

                                                     Its:  President


                                                  Attest:

                                                  Its:    Vice President